                                                                     EXHIBIT 5.1

                                  July 5, 1996



The ForeFront Group, Inc.
1330 Post Oak Boulevard , Suite 1300
Houston, Texas  77056

Gentlemen:

      I have acted as counsel to The ForeFront Group, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the issuance of 2,141,120 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company (the "Shares") pursuant to the Company's Amended and Restated 1992 Stock Option Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Non-Employee Directors' Stock Option Plan (together, the "Plans").

      As the basis for the opinions hereinafter expressed, I have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as I have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, I have relied upon the representations of officers of the Company. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to me as copies.

      Based upon the foregoing and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized, and that the Shares when sold and issued in accordance with the Plans or the outstanding option grants and the Registration Statement, will be validly issued, fully paid and nonassessable.

      I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                       Very truly yours,

                       Jeffrey R. Harder
                       General Counsel